EXHIBIT 2.1

STOCK PURCHASE AND REORGANIZATION AGREEMENT

THIS STOCK PURCHASE AND REORGANIZATION AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2013 by and among AMERELITE SOLUTIONS, INC., a Nevada corporation (the “Company” or the “Issuer”), REGALWORKS MEDIA, INC. a Nevada corporation (“RWMI”), the BUYERS listed on the Buyer Signature Page hereto (each a “Buyer” and, collectively, the “Buyers”), and THE QUICK LAW GROUP, a Colorado limited liability partnership, as the escrow holder and legal counsel to the Company (the “Escrow Holder”). Capitalized terms used in this Agreement without definition shall have the meanings set forth or referenced in Article VIII.

W I T N E S S E T H:

A.
The Buyers own free and clear of any liens or other encumbrances in the aggregate eleven thousand two hundred (11,200) shares of common stock (par value $0.001) of RWMI, in the names and amounts set forth on Schedule A-1 attached hereto, (the “Subject Shares”).

B.	The Buyers are willing to sell and transfer all right, title, and interest to the Subject Shares to the Issuer.

C.
The Buyers each warrant and represent that they are sophisticated and experienced in financial and investment matters and holds, or will hold, at the Closing, all right, title, and interest in and to the Subject Shares so as to convey full and unencumbered title of one hundred percent (100%) of RWMI to the Issuer pursuant to this Agreement.

D.	The Company warrants and represents that it is sophisticated and experienced in financial and investment matters.

E.
The Company is selling shares of its common stock and preferred stock in exchange for the Subject Shares. The number of shares to be issued to Buyers is eleven million two hundred thousand (11,200,000) of common stock, and five million six hundred thousand (5,600,000) of preferred stock (the “Company Shares”).

F.
The Company shall escrow a total of five million six hundred thousand (5,600,000) shares of convertible preferred stock (see E. above) issued in connection with payment for the Subject Shares, whereby certain Company Shares will be held in escrow until satisfaction of the conditions by the Company and its management post-Closing set forth in Section 1 of that certain Reorganization Agreement dated [the date] hereof, (the “Reorganization Agreement”).

G.
The Company and its Board of Directors have approved the acquisition of RWMI and the Subject Shares from the Buyers and the exchange of certain shares of the Company by the Issuer, pursuant to this Agreement and the Reorganization Agreement.

H.
The Issuer, the Buyers, the Company, and RWMI hereby agree to the terms set forth below and agree to the terms and conditions of the Reorganization Agreement, incorporated herein by reference thereto, whereby the shareholders of RWMI will acquire an initial 80% controlling interest in the securities of the Company and upon satisfaction of the conditions pertaining thereto, the Preferred Stock, (the “Company Shares”), and the Company shall acquire 100% of the issued and outstanding shares of stock of RWMI.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES AND REORGANIZATION

SECTION 1.1.                           Transaction. Subject to the terms and conditions of this Agreement, the Issuer agrees to purchase from Buyers, and Buyers agree to sell, or cause to be sold, to Issuer, all of the Subject Shares for the Purchase Price set forth herein on Schedule and to close the transaction set forth in the Reorganization Agreement simultaneously with the closing under this Agreement.

                SECTION 1.2.                           Payment of Purchase Price. On the Closing Date by 2:00 p.m. PST, in consideration for the Subject Shares as payment for the Company Shares, the Buyers shall deposit with the Escrow Agent (pursuant to the terms of the Escrow Agreement) the sum of One Hundred and Five Thousand Dollars ($105,000) as payment towards the Purchase Price (the “Escrowed Funds”) for the purchase and reorganization of the Company Shares. In addition, the Buyers shall deposit certificates representing 100% ownership of RWMI with the Escrow Agent no less than 3 business days prior to the Closing Date. Furthermore, the Issuer shall provide newly issued common shares of the Company, and in conjunction with, the Company shall issue to RWMI’s shareholders (per the Subject Shares schedule), such number of shares of common stock of the Company that represent 80% of the issued and outstanding shares of the Company, or 11,200,000 shares, and to be escrowed 5,600,000 shares of Preferred Stock subject to the conditions set forth hereinafter.

SECTION 1.3.                           Escrow. On or before the Closing Date, the Buyer shall deposit with the Escrow Agent the Purchase Price (the “Escrowed Funds”) in a non-interest-bearing escrow account (the “Escrow Account”).

SECTION 1.4.                           The Closing. The closing of this Transaction (the “Closing”) shall take place at the offices of the Quick Law Group LLP, 1035 W. Pearl St., Ste 403, Boulder, CO 80302 (Telephone: 720.259.3393), commencing at 10:00 a.m. PST time on the earlier of (i) May 15, 2013 (the “Closing Date”) or (ii) five (5) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate this Transaction (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine, but in any event no later than May 22, 2013. It is the intent of the parties that the Buyers shall assume control of the Company immediately at the Closing.

SECTION 1.5.                           Closing Deliveries by the Buyer. To effect the transfer referred to in Section 1.1 hereof and the delivery of the Purchase Price, the Buyer shall deliver the following at the Closing:

(a)         stock certificates evidencing the Subject Shares representing 100% ownership in RWMI, all of which are and shall be, at Closing, free and clear of any and all Liens, duly endorsed in blank by the Buyers for transfer and accompanied by stock powers duly executed in blank with signature guaranteed under Medallion seal or bank signature guarantee;

(b)         all consents, approvals, releases and waivers from governmental authorities and other third parties required or necessary to consummate this Transaction satisfactory in form and substance to the Issuer and its counsel;

(c)          bank check or wire transfer delivered to and payable to the Escrow Agent for the benefit of the Company in an amount equal to the Escrowed Funds;

(d)         manually executed Action of the Board of Directors of the Company electing the Buyer’s nominee as the sole Director of Company’s Board of Directors and accepting the resignations of all current Directors of the Company’s Board of Directors; and all current officers of the Company;

(e)         a certificate of RWMI’s President, Chief Financial Officer and Secretary, Dane B. West, certifying that the representations made in this Agreement are accurate and complete and that this Agreement has been duly approved by the RWMI’s Board of Directors, both as reasonably determined by the Issuer;

(f)         manually-executed acceptance of Dane West as the Company’s Chief Executive Officer;

(g)         all documents, instruments, and codes to allow the Buyer and the Buyer’s nominee to upload SEC filings for the Company with Edgar;

(h)         a copy of all Board and Shareholder minutes and actions from inception of RWMI (and each predecessor of RWMI) to the present;

(i)         all other documents required to be delivered to the Issuer pursuant to Article VI hereof not specifically mentioned above in this Section 1.5; and

(j)          Buyer will assume responsibility for all filings under Section 16a and 13d under the Securities and Exchange Act.

All instruments and documents executed and delivered to the Issuer pursuant hereto shall be in form and substance and shall be executed in a manner satisfactory to the Issuer and its counsel.

SECTION 1.6.                           Closing Deliveries by Issuer. To effect the transfer referred to in Section 1.1 hereof and the delivery of the Purchase Price, the Issuer shall deliver the following to the Escrow Agent at the Closing:

(a)         stock certificates from the Issuers evidencing the Company Shares representing 80% of the then issued and outstanding shares of common stock of the Company, all of which are and shall be, at Closing, free and clear of any and all Liens, encumbrances and claims duly endorsed in blank by the holders of the shares for transfer and accompanied by stock powers duly executed in blank with signature guaranteed under Medallion seal or bank signature guarantee unless transfer agent will accept an alternative documentation to achieve conveyance and stock certificates representing 5,600,000 shares of Preferred Stock of the Issuer;

(b)         a duly executed copy of the Escrow Agreement as executed by the Issuer;

(c)         all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary to consummate this Transaction satisfactory in form and substance to the Buyers and its counsel;

(d)         manually executed Action of the Board of Directors of the Company electing the Buyer’s nominees as Directors of Company’s Board of Directors and the resignations of all current Directors of the Company’s Board of Directors and of all then current officers of the Company;

(e)         a certificate of the Company’s President, Chief Financial Officer and Secretary, Robert Knapp, certifying that the representations made in this Agreement are accurate and complete and that this Agreement has been duly approved by the Company’s Board of Directors;

(f)          manually-executed acceptances of each newly appointed officer and director as the Company’s new officers and directors;

(g)         all documents, instruments, codes and utilities to allow the Buyer and the Buyer’s nominee to upload filings of the Company with Edgar;

(h)         a copy of all of the Company’s state and federal tax returns, as filed with the Nevada Franchise Tax Board and the U.S. Internal Revenue Service, respectively, for the years ending December 31, 2011 and December 31, 2012, if applicable, immediately preceding the date of this Agreement;

(i)          a copy of all Board and Shareholder minutes and actions from inception of the Company (and each predecessor of the Company) to the present;

(j)          all other documents required to be delivered to the Buyer pursuant to Article V hereof not specifically mentioned above in this Section 1.6; and

All instruments and documents executed and delivered to the Buyers pursuant hereto shall be in form and substance, and shall be executed in a manner, satisfactory to the Buyers and their counsel.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties concerning the Company. The Issuer and the Company jointly and severally, hereby represent and warrant to the Buyers to the best of their knowledge as follows:

(a)           Authority. The Company has all necessary power and authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments, and documents contemplated hereby (collectively, the “Ancillary Documents”) to which it is a party, to carry out its obligations hereunder and under any Ancillary Document and to consummate the transactions contemplated hereby and by the Ancillary Documents. All actions, authorizations, and consents required by Law for the execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained, including without limitation, the approval of this Agreement and the transactions contemplated by it by the Board of Directors of the Company.

(b)           Execution and Delivery. This Agreement has been, and each Ancillary Document to which the Company is a party will be at the Closing, duly authorized, executed, and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c)           No Conflicts. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of the Company under, (i) any Laws to which the Company or any of its assets are subject, (ii) any permit, judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Company or any of its assets are subject, (iii) the certificate or articles of incorporation or bylaws of the Company, or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Company is a party or by which the Company or any of its assets are bound.

(d)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by the Company in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of its obligations hereunder and thereunder.

(e)           Organization, Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, to use its name and is duly qualified, licensed, or authorized to do business and in good standing, in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or authorization. Each such jurisdiction is identified on Schedule 2.1(e)(i). The Company’s corporate minute books reflect all resolutions approved and other actions taken by its shareholders or Board of Directors and any committees thereof since the date of its incorporation. True, correct, and complete copies of the Certificates of Incorporation and Bylaws of the Company, each as currently in effect (collectively, the “Organization Documents”) are attached hereto as Schedule 2.1(e)(ii).

(f)           Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value per share of $0.001 (the “Common Stock”) and 10,000,000 shares of preferred stock with a par value per share of $0.001 (the “Preferred Stock”), of which 22,821,688 common shares are issued and outstanding, and no shares of preferred stock are issued and outstanding. A true, correct, and complete stockholder list of the Company is attached hereto as Schedule 2.1(f)(i). As of the date hereof, each person owns of record such number, class, and series of capital stock as is set forth opposite such person’s name on Schedule 2.1(f)(ii). All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and state securities laws. No shares of Common Stock or Preferred Stock are held in treasury. Except as disclosed in Schedule 2.1(f)(iii), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which the Company is or may become obligated to issue, redeem, assign or transfer any shares of capital stock or purchase or make payment in respect of any shares of capital stock of the Company now or previously outstanding, and there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to or any shares of its capital stock. There are no stockholders agreements, voting agreements, or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(g)           No Subsidiaries or Other Equity Interests. The Company does not, nor has it ever at any time since its organization, had a direct or indirect Subsidiary or owned, directly or indirectly, any equity, investment or other equity interest, or any right (contingent or otherwise) to acquire the same, in any other Person.

(h)         Fully-Reporting Company. The Company is a publicly-held company that is subject to reporting obligations pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act.

(i)           Listing. The Common Stock is or will be officially quoted on the Over-the-Counter Bulletin Board (the “Bulletin Board”) supervised by the Financial Industry Regulatory Authority (FINRA). The Company has not received any oral or written notice that its common stock is not eligible nor will become ineligible for quotation on the Bulletin Board or that its common stock does not meet all requirements for the continuation of such quotation. The Company satisfies all the requirements for the continued quotation of its common stock on the Bulletin Board and for eligibility with the Depository Trust Corporation.

(j)           SEC Documents; Financial Statements.

(i)           The Company has filed all SEC Documents, including Financial Statements, required to be filed by it under the Securities Laws, and such SEC Documents have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. Except as may have been corrected or supplemented in a subsequent SEC Document, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           In accordance with applicable federal and state laws and exemptions, including, but not limited to, the National Securities Market Improvement Act, the Company has submitted all Blue Sky Filings required, if any, to be filed by it under the rules and regulations of the applicable states in which the Company has done business, and such Blue Sky Filings have been filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such Blue Sky Filing prior to the expiration of any such extension. Except as may have been corrected or supplemented in a subsequent Blue Sky Filing, as of their respective dates, the Blue Sky Filings complied in all material respects with the requirements of the applicable states in which the Company has done business, and none of the Blue Sky Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii)           Schedule 2.1(j)(iii)(B) lists all documentation creating or governing all “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC) which the Company is required to disclose under Item 303(a) of Regulation S-K because the Company is subject to the periodic reporting requirements of the Exchange Act.

(k)           Material Changes. Since the date of the latest balance sheet included within the Financial Statements, except as specifically disclosed in Schedule 2.1(k), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any Liabilities (contingent or otherwise), (iii) the Company has not materially altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities. The Company does not have pending before the SEC any request for confidential treatment of information.

(l)            Internal Control over Financial Reporting. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m)           Sarbanes-Oxley Act. The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)           Absence of Undisclosed Liabilities. Except to the extent adequately reflected on or reserved against in the Financial Statements and except for recurring Liabilities incurred in the ordinary course of business consistent with recent past practice, as of December 31, 2012 (the “Balance Sheet Date”), the Company had no direct or indirect Liabilities for any period prior to such date or arising out of transactions entered into or any set of facts existing prior thereto. Since the Balance Sheet Date, the Company has not incurred any Liabilities except as set disclosed on Schedule 2.1(n).

(o)           Ordinary Course. Since the Balance Sheet Date, except as otherwise disclosed on Schedule 2.1(o), the Company has operated its business in the ordinary course consistent with past practice and there has not occurred:

(i)           any change in the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(ii)           any amendments or changes in any of its Organization Documents;

(iii)           any issuance or sale of any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or receipt of any payment based on the value of, its capital stock or any securities convertible or exchangeable into shares of its capital stock (including, without limitation, any stock options, phantom stock or stock appreciation rights) or any adjustment, split, combination or reclassification of its capital stock, or any declaration or payment of any dividend or any distribution on, or any redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(iv)           any investment of a capital nature on its own account;

(v)           any entering into, amendment of, modification in, relinquishment, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation, except for purchase and sale commitments entered into in the ordinary course of business consistent with recent past practice;

(vi)           any waiver, forfeiture or failure to assert any rights of a material value or made, whether directly or indirectly, any payment of any material Liability before the same came due in accordance with its terms;

(vii)           any material damage, destruction or loss of the Company’s assets or properties, whether covered by insurance or not;

(viii)           any payment of (or any making of oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant or any entry into or alterations of the terms of any employment, consulting or severance agreement with any such person; any payment of any severance or termination pay (other than payments made in accordance with existing plans or agreements); any grant of stock option or issuance of any restricted stock; any entry into or modification of any agreement or Employee Benefit Plan (except as required by law) or any similar agreement;

(ix)           any modification of any term of benefits payable under any Employee Benefit Plan;

(x)           (A) any creation, incurrence or assumption of any Liability for borrowed money except those Liabilities incurred in the ordinary course of business consistent with recent past practice, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (C) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

(xi)           any material change in the amounts or scope of coverage of insurance policies;

(xii)           any merger or consolidation with any other Person, acquisition of any capital stock or other securities of any other Person, or acquisition of all or a significant portion of the assets of any other Person, or acquisition of any assets or properties from any Buyer or its affiliate or family member;

(xiii)           any assumption or guarantee of any Liability or responsibility (whether primarily, secondarily, contingently or otherwise) for the obligations of any other Person;

(xiv)           any loan, advance (including, without limitation, any loan or advance to any stockholder, officer, director or employee of such Company) or capital contribution to, or investment in, any Person;

(xv)           any sale, transfer or lease to others of, any grant, creation or assumption of Liens against, or otherwise disposed of, any of its material assets, whether tangible or intangible;

(xvi)           any lapse, failure to take any actions to protect, or any adverse change in respect of any of its Proprietary Rights;

(xvii)           any consummation of any other transaction that is not in the Company’s ordinary course of business consistent with recent past practice;

(xviii)           any collection of the Company’s accounts receivable, or any payment of the Company’s accounts payable, in each case that is not in the Company’s ordinary course of business consistent with recent past practice; or

(xix)           any agreement or commitment, in writing or otherwise, to take any of the actions described in the foregoing subclauses (i) through (xviii).

(p)           Title to Assets. Schedule 2.1(p) sets forth a true and complete list of all tangible and intangible assets owned, leased, or otherwise used by the Company, identifying whether it is owned or leased, and if leased, the lessor or other owner thereof. Except as disclosed on Schedule 2.1(p), the Company has good and marketable title to all of the tangible and intangible assets owned by it, free and clear of any Liens, and none of such assets are owned by any Person other than the Company. The Company owns, leases, licenses or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of its business as currently conducted. All personal property owned or leased by the Company, taken as a whole, is in good repair and is operational and usable in the operation of the Company, subject to ordinary wear and tear.

(q)           Receivables and Payables. Schedule 2.1(q) sets forth a true and complete list of accounts and notes receivable reflected on the Financial Statements or arising since the Balance Sheet Date (collectively, the “Receivables”) and payables for the Company as of a date which is within three (3) business days of the date hereof. Except as disclosed on Schedule 2.1(q), (i) the Receivables are bona fide, represent valid obligations to the Company, and have arisen or were acquired in the ordinary course of business and in a manner consistent with recent past practice and with the Company’s regular credit practices; (ii) the Company’s provision for doubtful accounts reflected on its Financial Statements or reserved on its books since the Balance Sheet Date has been determined in accordance with the generally accepted accounting principles consistently applied; (iii) the Receivables have been collected or are collectible in full, net of any allowance for uncollectible recorded on the Financial Statements or properly reserved on its books since the Balance Sheet Date, in a manner consistent with past practice in the ordinary course of business and without resort to litigation; (iv) none of the Receivables is or will at the Closing Date be subject to any defense, counterclaim or setoff; (v) since the Balance Sheet Date, the Company has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables; and (vi) there has been no material adverse change since the Balance Sheet Date in the amounts of Receivables or the allowances with respect thereto, or accounts payable of the Company, from those reflected in the balance sheet of the Company as of such date.

(r)            Real Property.

(i)           Schedule 2.1(r) sets forth a true and complete list of all real property owned, leased, or otherwise used by the Company, identifying whether it is owned or leased, and if leased, the lessor or other owner thereof (the “Real Property”). Except as set forth on Schedule 2.1(r), the Company does not now own, and has never owned, any real property.

(ii)           There is not existing or proposed as a matter of public record or, to the Knowledge of the Company, presently contemplated any condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property. None of the existing buildings and improvements which in part comprise the Real Property fails to comply fully with all size, height, set back, use and other zoning restrictions and regulations applicable thereto, including, without limitation, the parking space requirements of all applicable zoning ordinances and regulations. The Company or its landlord has obtained all licenses, permits, approvals, certificates, and other authorizations required by applicable Laws for the use and occupancy of the Real Property as it is currently being utilized. None of the Real Property is subject to any encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation, limitation or other Liens which might in any material respect interfere with or impair the continued use thereof as currently utilized or proposed to be utilized by the Company.

(s)           Proprietary Rights.

(i)           The Company owns or possesses licenses or other rights to use all trademarks, trade and business names, internet domain names, service marks, service names, copyrights, customer lists, trade secrets and inventions (whether or not patentable) (collectively, “Proprietary Rights”) that are necessary to the conduct of the Company’s business as currently conducted or anticipated.

(ii)           Schedule 2.1(s)(ii) sets forth a true and complete list of all trademarks, trade names, service marks, service names, internet domain names, copyrights and patents included in the Proprietary Rights of the Company (identifying which are owned and which are licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements relating thereto. All filing, registration, maintenance or similar fees payable in connection with each registration (or application therefor) of Proprietary Rights set forth on Schedule 2.1(s)(ii) have been paid and each such registration is valid and in full force and effect.

(iii)           Except as disclosed in Schedule 2.1(s)(iii), the Company is not required to pay any royalty, license fee or similar compensation in connection with the conduct of its business as currently conducted.

(iv)           The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with the Proprietary Rights of any other Person or committed any acts of unfair competition and no claims have been asserted by any Person alleging such interference, infringement, misappropriation, conflict or act of unfair competition.

(v)           To the Knowledge of the Company, no Person is infringing upon its Proprietary Rights.

(vi)           There are no Proprietary Rights developed by any shareholder, director, officer, consultant or employee of the Company that are used in the Company’s business and that have not been transferred to, or are not owned free and clear of any Liens by, the Company.

(t)           Material Agreements. True, correct, and complete copies (including all amendments and extensions thereof and all waivers thereunder) or, if oral, an accurate and complete description, of each of the following, whether written or oral, to which the Company is a party or is otherwise bound (each, a “Material Agreement”), are attached hereto as Schedule 2.1(t)(i):

(i)           all loan agreements, indentures, mortgages, notes, installment obligations, capital leases or other agreements or instruments relating to the borrowing of money (or guarantees thereof);

(ii)           all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, supplies, equipment or services requiring payment to or from the Company;

(iii)           all contracts with any Governmental Authority;

(iv)           all leases, subleases or any other agreements or arrangements under which the Company has the right or license to use any personal property, whether tangible or intangible, owned or licensed by another Person;

(v)           all agreements or arrangements under which any other Person has the right or license to use any real property or personal property, whether tangible or intangible, owned, leased or licensed by the Company;

(vi)           all contracts or understandings which by their terms restrict the ability of the Company to conduct its business or to otherwise compete, including as to manner or place;

(vii)          all joint venture or similar agreements or understandings;

(viii)         lease and other agreements pertaining to the Real Property;

(ix)           all collective bargaining, employment, severance, consulting, nondisclosure or confidentiality agreements, and agreements requiring a charge of control or parachute payments, or any other type of contract or understanding with any officer, employee or consultant, other than pursuant to Employee Benefit Plans, which is not immediately terminable by the Company without cost or other liability to the Company;

(x)             all agreements with sales agents or representatives, wholesalers, distributors and dealers;

(xi)           all agreements concerning any Hazardous Materials; and

(xii)           all other agreements, without regard to monetary amount, to which the Company has been a party since January 1, 2013.

Except as disclosed on Schedule 2.1(t)(2), the Company is not, and to the Knowledge of the Company, any other party thereto is not, in default under any Material Agreement and no event has occurred or is reasonably expected to occur which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration, or termination of, any Material Agreement or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Company. Except as disclosed on Schedule 2.1(t)(3): (i) each Material Agreement is in full force and effect and is a valid and binding obligation of the Company, and, to the Knowledge of the Company, the other parties thereto; (ii) there are no unresolved disputes with respect to any Material Agreement; and (iii) the Company has no reasonable basis to believe that any party to a Material Agreement intends either to modify, cancel or terminate such Material Agreement.

(u)           Litigation. Except as disclosed on Schedule 2.1(u), there is no claim, legal action, suit, arbitration, investigation or other proceeding pending, or to the Knowledge of the Company, threatened against or relating to the Company or its assets. Neither the Company nor any of its assets are subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority. There is currently no investigation or review by any Governmental Authority with respect to the Company pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same.

(v)           Compliance with Laws. The Company has all licenses, permits, and other authorizations from all applicable Governmental Authorities necessary or desirable for the conduct of its business as currently conducted or as currently expected to be conducted following the Closing Date. Schedule 2.1(v) hereto sets forth a true and complete list of all such licenses, permits and other authorizations obtained by the Company, each of which is in full force and effect and no violations thereunder have been recorded. The Company is in compliance, and has complied, with all Laws applicable to it and has not received any notice of any violation thereof.

(w)           Environmental Matters. Except as disclosed in Schedule 2.1(w):

(i)           During the period that the Company has owned, leased, or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. § 9601 et seq., as amended (“CERCLA”).

(ii)           The operations of the Company and properties that the Company owns, leases, or operates, are in compliance with Environmental Law. During the time that the Company has owned, leased or operated its properties and facilities, neither the Company nor any other Person has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials which may be considered a violation of applicable Environmental Law.

(iii)           During the time that the Company has owned, leased or operated its properties and facilities, there has been no litigation or proceeding brought or, to the Knowledge the Company, threatened against the Company by, or any settlement reached the Company with, any Persons alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(iv)           There are no facts, circumstances or conditions relating to the properties and facilities owned, leased or operated by the Company which could give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

(x)           Related Party Transactions. Except as disclosed on Schedule 2.1(x), since January 1, 2013, no Related Party has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with the Company providing for services (other than as an employee of the Company), products, goods or supplies, rental of real or personal property, or otherwise requiring payments from or to the Company. For purposes hereof, the term “Related Party” shall mean any Buyer or a director or officer of the Company or any member of his or her family or any corporation, partnership, limited liability company, other business entity or trust in which he or she or any member of his or her family has greater than a ten percent (10%) interest, or of which he or she or any member of his or her family is an officer, director, general partner, member or trustee.

(y)           Insurance. True, correct, and complete copies of each of the Company’s insurance policies (including property, casualty, liability (general, professional and directors and officers) and workers’ compensation), as well as a listing, for each policy, of the identity of the insurance carrier, the policy period, the limits and retentions, and any special exclusions, are attached hereto as Schedule 2.1(y)(i). Except as set forth on Schedule 2.1(y)(2), such insurance coverage and coverage amounts are customary for the business engaged in by the Company.

(z)           Taxes.

(i)           The Company has timely filed with the appropriate taxing authorities all returns and reports in respect of Taxes (“Returns”) required to be filed by it (taking into account any extension of time to file granted to or on the account of the Company). The Company has paid on a timely basis all Taxes (whether or not shown on any Return) due and payable. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. As used in this Section 2.1(z), the Company shall mean, individually and collectively, (i) the Company and (ii) any individual, trust, corporation, partnership or other entity as to which the Company may be liable for Taxes incurred by such individual or entity as a transferee or pursuant to any provision of federal, state, local or foreign law or regulation.

(ii)           No unpaid (or unreserved in accordance with generally accepted accounting principles applied on a consistent basis) deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority or other Governmental Authority with respect to the Company for any Pre-Closing Period and, to the best knowledge of the Company or the Buyer, there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of the Company, nor has the Company been notified of any request for such an audit, investigation or claim. The Company has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to the Company.

(iii)           (1) The Company has made or will make provision for all Taxes payable by it with respect to any Pre-Closing Period which are not payable prior to the Closing Date; (2) the provisions for Taxes with respect to the Company for the Pre-Closing Period are adequate to cover all Taxes with respect to such period; (3) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (4) all material elections with respect to Taxes made by or, to the Knowledge of the Company, affecting the Company as of the date hereof are set forth herein; (5) the Company is not a “consenting corporation” under Section 341(f) of the Code, or any corresponding provision of state, local or foreign law; (6) there are no private letter rulings in respect of any Tax pending between the Company and any taxing authority; (7) the Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return of any Person other than the Company; (8) the Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (9) the Company is not, and has not been, a real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (10) the Company is not a person other than a United States person within the meaning of the Code; (11) the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (12) the Company has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (13) the Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (14) the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (15) the Company has never been a Subchapter S corporation (as defined in Section 1361(a)(1) of the Code); (16) the Company is not a personal holding company within the meaning of Section 542 of the Code; (17) the Company has not made an election and is not required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

(aa)           Employee Benefit Plans.

(i)           True, correct, and complete copies of all Employee Benefit Plans which have been maintained or contributed to by the Company or to which the Company has been obligated to contribute are attached hereto as Schedule 2.1(aa)(i). Except as set forth on Schedule 2.1(aa)(ii), neither the Company nor any of its ERISA Affiliates (as defined below), maintains or has maintained, contributed to or been obligated to contribute to a Pension Plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 2.1(aa)(iii), each Pension Plan and Welfare Plan disclosed on Schedule 2.1(a)(i) has been maintained in compliance with its terms and all material provisions of ERISA and the Code, applicable thereto (including rules and regulations thereunder).

(ii)           The Company has delivered or made available to Issuer prior to the date hereof complete and correct copies of (a) any employment agreements and any procedures and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company (including summaries of any procedures and policies that are unwritten), (b) plan instruments and amendments thereto for all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions, summaries of material modifications and material communications distributed to the participants of each Employee Benefit Plan (and written summaries of any unwritten Employee Benefit Plans, modifications to Employee Benefit Plans and employee communications), (c) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed, (d) where applicable, the most recent (A) opinion, notification and determination letters, (B) actuarial valuation reports, and (C) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan, (e) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication), and (f) any Forms 5330 required to be filed by the Company or any Affiliate, whether related to an Employee Benefit Plan or otherwise.

(iii)           Each Pension Plan identified in Schedule 2.1(aa)(i) hereto which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified as of the date of the determination letter set forth on Schedule 2.1(aa)(iii), and the Company is not aware of any fact which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected. None of the Pension Plans identified in Schedule 2.1(aa)(i) hereto are currently the subject of an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority nor are any the subject of any law suits, complaints, claims or legal proceedings of any kind.

(iv)           No “prohibited transaction,” as such term is defined in Section 406 of ERISA, has occurred with respect to any Pension Plan or Welfare Plan identified in Schedule 2.1(aa)(i) hereto which has resulted or may result in Liability to the Company or any of the ERISA Affiliates. No breach of fiduciary responsibility under Part 4 of Title I of ERISA has occurred which has resulted or may result in Liability to the Company such Pension Plan or Welfare Plan. Except as disclosed on Schedule 2.1(aa)(iv), no ERISA Affiliate has incurred any material Liability for any penalty or Tax, nor, to the Knowledge of the Company, does any fact exist which would subject the Company to any penalty or Tax under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D, 5000 of the Code or Section 502 of ERISA with respect to any such Pension Plan or Welfare Plan.

(v)           Except as disclosed in Schedule 2.1(aa)(v), each Welfare Plan identified thereon has, to the extent applicable, at all times been in compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA. Except as disclosed on Schedule 2.1(aa)(v) and except as described in the immediately preceding sentence, none of the Welfare Plans provides or promises post-retirement health or life benefits to current employees or retirees of the Company or its ERISA Affiliates.

(vi)           Except as disclosed on Schedule 2.1(aa)(vi), all contributions required to be paid under the terms of each Employee Benefit Plan identified in Schedule 2.1(aa)(i) hereto have been made. As of and including the Closing Date, the Company shall have made all contributions required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on an unaudited balance sheet of the Company provided to Issuer by the Company.

(vii)           Except as disclosed in Schedule 2.1(aa)(vii) and in subsection (ix) below, no Pension Plan identified in Schedule 2.1(aa)(i) hereto or trust created thereunder has been terminated or partially terminated by the Company and the Company has no knowledge of any events which would cause a voluntary or involuntary termination of any such Pension Plan.

(viii)         Neither the Company nor any of its ERISA Affiliates has maintained or contributed to, been obligated or required to contribute to, or withdrawn in a partial or complete withdrawal from, a “Multiemployer Plan,” as such term is defined in Section 4001(a)(3) of ERISA.

(ix)           With respect to each Pension Plan identified in Schedule 2.1(aa)(i) subject to Title IV of ERISA (A) neither the Company nor any ERISA Affiliate has withdrawn from any such Plan during a plan year in which it was a “substantial employer” (within the meaning of Section 4001 (a)(2) of ERISA), (B) neither the Company nor any ERISA Affiliate has filed a notice of intent to terminate any such Pension Plan or adopted any amendment to treat any such Pension Plan as terminated, (C) the PBGC has not instituted proceedings to terminate any such Pension Plan, and no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan, (D) no accumulated funding deficiency, whether or not waived, exists with respect to any such Pension Plan and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Pension Plan, (E) all required premium payments to the PBGC have been paid when due, (F) no reportable event (as described in Section 4043 of ERISA) for which the notice requirements to the PBGC have not been waived, has occurred with respect to any such Pension Plan, (G) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Pension Plan, and (H) as of the last day of the most recent prior plan year, the market value of assets under each such Pension Plan subject to the minimum funding standards equaled or exceeded the present value of benefit liabilities thereunder as determined in accordance with the actuarial valuation assumptions set forth in such Pension Plan.

(x)            Except as required by law or by the terms of an Employee Benefit Plan, the Company has not proposed or agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) nor to change any employee coverage which would cause an increase in the expense of maintaining any such Employee Benefit Plan.

(xi)           No Employee Benefit Plan provides benefits or payments based on or measured by the value of an equity security of or interest in the Company or any ERISA Affiliate.

(xii)           Except as disclosed on Schedule 2.1(aa)(ii), there is no Employee Benefit Plan is a plan, agreement or arrangement providing for benefits, in the nature of severance benefits, and the Company does not have outstanding any liabilities with respect to any severance benefits available under any Employee Benefit Plan.

(bb)           Employee Matters.

(i)             A true and correct list of all current employees of the Company and their hourly rates of compensation or base salaries (as applicable), the date of last increase in such compensation or salaries, and all other compensation paid to such employees, is attached hereto as Schedule 2.1(bb)(i). The Company has complied with all laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security and other taxes.

(ii)            Except as set forth on Schedule 2.1(bb)(ii): (A) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and, upon termination of the employment of any such employees, neither the Issuer nor the Company will by reason of any event, fact or circumstance occurring or existing prior to the Closing be liable to any of such employees for severance pay or any other payments; (B) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Authority; (C) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against the Company; (D) the Company has not experienced any significant deterioration in its relationship with its employees; and (E) no labor union currently represents the employees of the Company and, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company.

(iii)           Except for payment of the Purchase Price to the Buyers or their designate, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, under any Employee Benefit Plan or otherwise; (B) increase any compensation or benefits payable under any Employee Benefit Plan or otherwise; or (C) result in the acceleration of the time of payment or vesting of any such compensation benefits. No Employee Benefit Plan or other arrangement provides benefits or payments contingent upon, triggered by or increased as a result of a change in the ownership or effective control of the Company.

(cc)          Bank Accounts and Powers of Attorney. Schedule 2.1(cc) sets forth a true and complete list of (i) each bank, broker, or other financial institution in or with which the Company has a depository account, investment or brokerage account, checking account, trust account, escrow account or safe deposit box; (ii) all account numbers for such accounts; and (iii) the names of all Persons who are authorized signatories on such accounts or who otherwise have access thereto. Except as set forth on Schedule 2.1(cc), the Company has not granted any general or special powers of attorney to act on its behalf.

(dd)         Brokerage Fees. The Company has not engaged or authorized any broker, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.

(ee)           Inventory. The Company has no inventory.

(ff)           Restrictions on Business Activities. There is no agreement, judgment, injunction, order, or decree binding upon the Company or any Buyer or, to the Knowledge of the Company, any employee of the Company, that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted or as currently expected to be conducted by the Company following the Closing.

(gg)         Books and Records. All accounts, books, ledgers, official documents and other records prepared and kept by the Company are true, complete, and accurate in all material respects and have been kept in accordance with sound business practices.

(hh)         Trade Relations. The Company has no customers or suppliers.

(ii)            Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(jj)            Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Issuer as a result of the Issuer and the Company fulfilling their obligations or exercising their rights under this Agreement and the Ancillary Documents, including without limitation as a result of the Company’s issuance of the securities and the Issuer’s ownership of the Shares.

(kk)          No Market Manipulation. The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Common Stock or affect the price at which the Common Stock may be issued or resold, provided, however, that this provision shall not prevent the Company from engaging in investor relations/public relations activities consistent with past practices.

(ll)            No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(mm)        DTC Status. The Company’s transfer agent, First American Stock Transfer, is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 2.1(mm) hereto.

(nn)         Shell Company. The Company is not, and has not been at any time previously, either (i) a “shell company” as defined in Rule 405 of the Securities Act, or (ii) an issuer that falls within the category of issuer described in Rule 144(i)(1) of the Securities Act.

(oo)         Disclosure. No representation or warranty made by the Company in this Agreement, nor any information contained in any Ancillary Document to be delivered by the Company or the Buyer pursuant hereto, or any information relating to the Company provided or made available to the Issuer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

2.2           Representations and Warranties of the Buyers. The Buyers, jointly and severally, hereby represent and warrant to the Issuer as follows:

 (a)           Authority. Each Buyer has all necessary power or legal capacity and authority to enter into and deliver this Agreement and each of the Ancillary Documents to which such Buyer is a party, to carry out such Buyer’s obligations hereunder and under such Ancillary Document, and to consummate the transactions contemplated hereby and by such Ancillary Documents. All actions, authorizations, and consents required by Law for the execution, delivery, and performance by each Buyer of this Agreement and each Ancillary Document to which such Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained.

(b)            Execution and Delivery. This Agreement has been, and each Ancillary Document to which it is a party will be at the Closing, duly authorized, executed, and delivered by each Buyer and constitutes, or will constitute at the Closing, a legal, valid and binding obligation of each Buyer, enforceable against such Buyer in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c)            No Conflicts. The execution, delivery, and performance by each Buyer of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of such Buyer under, (i) any Laws to which such Buyer or any of its assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which such Buyer or any of its assets are subject, (iii) the certificate of formation or incorporation or the operating agreement or bylaws of such Buyer (or their equivalent), or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which such Buyer is a party or by which such Buyer or any of its assets are bound.

(d)            Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by any Buyer in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of any Buyer’s obligations hereunder or thereunder.

(e)            Organization, Standing, and Qualification. Each Buyer is either a natural person or a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Each Buyer has all requisite power and authority to own his or its properties and to carry on his or its business as now being conducted.

(f)            Ownership. Each Buyer owns, beneficially and of record, free and clear of any Liens, such number, class, and series of Shares as set forth on Schedule 2.2(f). At the Closing, upon delivery of and payment for such Shares as provided in this Agreement, all of the Shares owned by such Buyer shall be transferred to the Issuer, and the Issuer shall have good and valid title to the Shares, free and clear of any Liens. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which any Buyer is or may become obligated to sell, assign, or transfer any shares of capital stock of the Company owned by such Buyer.

(g)           Brokerage Fees. No Buyer has engaged or authorized any broker, investment banker, or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission, or other remuneration in connection with the transactions contemplated by this Agreement.

2.3           Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Buyers as follows:

(a)           Authority. The Issuer has all necessary power and authority to enter into and deliver this Agreement and each of the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and by the Ancillary Documents. All actions, authorizations, and consents required by Law for the execution, delivery, and performance by the Issuer of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been, or prior to the Closing will have been, properly taken or obtained.

(b)           Execution and Delivery. This Agreement has been, and each Ancillary Document to which the Issuer is a party will be at the Closing, duly authorized, executed and delivered by the Issuer and constitutes a legal, valid, and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c)           No Conflicts. The execution, delivery, and performance by the Issuer of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of the Issuer under, (i) any Laws to which the Issuer or any of its assets are subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Issuer or any of its assets are subject, (iii) the Certificate of Incorporation or Bylaws of the Issuer, or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Issuer is a party or by which any of its assets are bound, except where, in the case of clause (iv), such violation, conflict, breach, etc. would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer.

(d)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by the Issuer in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of its obligations thereunder.

(e)           Organization, Standing and Qualification. The Issuer is a natural person or a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada. The Issuer has all requisite power and authority to own, lease, and operate his or its properties and to carry on his or its business as now being conducted.

(f)           Brokerage Fees. The Issuer has not engaged or authorized any broker, investment banker, or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission, or other remuneration in connection with the transactions contemplated by this Agreement.

ARTICLE III

CERTAIN COVENANTS

3.1           Conduct of Business Pending the Closing. The Company hereby covenants and agrees that, prior to the Closing, except as contemplated by this Agreement:

(a)           it shall conduct its business in the usual, regular and ordinary course consistent with recent past practice and use its commercially reasonable efforts to take, or refrain from taking, as the case may be, any action which would cause the representations and warranties made in Section 2.1, including, without limitation, Section 2.1(o), to become untrue or inaccurate; and

(b)           use its commercially reasonable efforts to maintain and preserve its business organization and relationships with its customers, vendors, suppliers and others having business dealings with it and retain the services of its officers and employees.

3.2           No Solicitation. The Company shall not, and the Buyers shall not, directly or indirectly (through their respective Affiliates, employees, agents or representatives), initiate contact with, solicit, encourage, respond to or participate in any way in discussions or negotiations with, or provide any information or assistance to, or take any other action intended or designed to facilitate the efforts of (including without limitation, the execution of any letter of intent, term sheet or definitive agreement), any Person other than the Issuer concerning any acquisition of equity interests in the Company or any significant portion of the assets of the Company (including by merger or other similar transaction). The Company or any Buyer shall promptly notify the Issuer if they are contacted or approached in respect of any such transaction, as well as the material terms of the proposed transaction and the identity of the contacting party.

3.3           Reasonable Efforts; Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to (a) obtain all consents or approvals required or desirable in connection with the transactions contemplated hereby, (b) effect promptly all necessary or appropriate registrations or filings with any Governmental Authorities, and (c) fulfill or cause the fulfillment of the conditions to Closing set forth in Article IV. The parties shall use their respective reasonable efforts to consummate the transactions contemplated by this Agreement on or before May 15, 2013, and agree to act in good faith with respect to the consummation of such transactions. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall take such further action without additional consideration.

3.4           Access and Information.

(a)           Prior to the Closing, the Company shall afford to RWMI and its accountants, counsel, and other representatives full access upon reasonable prior notice and during normal business hours to all of the Company’s properties, books, accounts, records, contracts, and personnel and, during such period, the Company shall, and shall cause its accountants, counsel, and other representatives to, furnish promptly to RWMI and its representatives all information concerning the Company’s business, properties and personnel as RWMI or its representatives may reasonably request; provided, however, that such investigation shall be conducted in a manner so as to minimize any unreasonable disruptions to the operations of the business and, consistent with the confidential nature of the transaction, RWMI shall not contact any customers or employees of the Company without the prior consent of the Company.

(b)           From time to time for a period of one (1) year after the Closing, the Issuer shall afford, , upon reasonable prior notice and during normal business hours of the Company, to the Buyer and its accountants, counsel, and other representatives access to the books, records, and personnel of the Company with respect to matters relating to the operations of the Company prior to the Closing Date to the extent that they have a legitimate business purpose for the same (e.g., for Tax purposes or for purposes of defending claims) and provided that such access does not unreasonably interfere with the operations of the Company.

3.5           Notification of Certain Matters. The Company, the Buyers, and RWMI shall promptly notify each other and the Escrow Holder in writing:

(a)           if, subsequent to the date of this Agreement and prior to the Closing Date, either of them becomes aware of the occurrence of any event or the existence of any fact that would render any of the representations and warranties made by it in Sections 2.1, 2.2 or 2.3, as the case may be, if made on or as of the date of such event or the Closing Date, inaccurate or untrue (other than with respect to representations and warranties made as of a specified date);

(b)           of any breach by any of them of any of their respective covenants or agreements contained in this Agreement;

(c)           of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

(d)           of any notice or other communication from any Governmental Authority in connection with or relating to the transactions contemplated hereby; or

(e)           if the Company or RWMI becomes aware of any material deterioration in the relationship with any customer, supplier, or employee of the Company.

3.6           Public Announcements. No party will issue or make or cause the publication of, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing, making, or causing the publication of any such press release or public announcement to the extent that such party is advised by its legal counsel that such action is required by Law, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to review and comment on such release or announcement in advance. For the purposes of this Section, the Company shall be entitled to give such prior written consent on behalf of any Buyer.

3.7           Transfer Taxes. The Buyers shall pay all transfer taxes, if any, payable in connection with the consummations of the transactions contemplated by this Agreement.

3.8           Further Assurances; Cooperation. Each party hereto will, before, at, and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company, and without further consideration, the Buyers (a) will execute and deliver such instruments of sale, transfer, conveyance, assignment, and confirmation and take such action as the Company may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Company, and to confirm the Company’s title to, the Shares, and (b) will execute such documents, take such action, and provide such assistance (and shall cause its agents and representatives to provide such assistance) as the Company may reasonably deem necessary or desirable in order to prepare and file (i) any future SEC Documents that the Company seeks to file with the SEC under the Securities Act or the Exchange Act, or (ii) any documents or reports that the Company seeks to file with any state securities authority.

3.9           Name Change. At the Closing, or as soon thereafter as is reasonably practicable, the Company shall change its name to “RegalWorks Media, Inc” or a name substantially similar to the foregoing.

ARTICLE IV

CONDITIONS TO CLOSING

4.1           Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived on behalf of the Buyers in writing to the Company):

(a)           the Issuer shall have performed and complied with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing;

(b)           the representations and warranties of the Issuer contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c)           there shall be no order, decree, or ruling by any Governmental Authority nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or by any Ancillary Document, or which otherwise questions the validity or legality of any such transactions;

(d)           there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or, render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e)           each of the documents to be delivered by the Issuer pursuant to Section 5.3 shall have been so delivered by the Issuer at the Closing.

4.2           Conditions to Obligations of the Issuer. The obligation of the Issuer to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Issuer):

(a)           the Buyers and the Company shall have performed or complied with all obligations and agreements required to be performed or complied with by any of them hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.2);

(b)           the representations and warranties of the Buyers and the Company contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c)           there shall be no order, decree, or ruling by any Governmental Authority nor any action, suit, claim, or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent, or materially delay or restructure the transactions contemplated hereby or any Ancillary Document, or which otherwise questions the validity or legality of any such transactions;

(d)           there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e)           the Company and the Buyers shall have obtained on terms and conditions satisfactory to both parties, all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or any Ancillary Document, or (ii) in order to prevent a breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transactions contemplated hereby;

(f)            the Company shall have delivered evidence satisfactory to the Buyers that all Liabilities of the Company have been satisfied, compromised, or otherwise extinguished as of the Closing; and

(g)           each of the documents to be delivered by Buyers or the Company pursuant to Section 5.2 shall have been so delivered by the Buyers or the Company at the Closing.

ARTICLE V

CLOSING

5.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Quick Law Group LLP, 1035 W. Pearl St., Ste 403, Boulder, CO 80302 (Telephone: 720.259.3393) as soon as practicable but in no event later than 10:00 a.m., Pacific time, on the third (3rd) Business Day after the date on which each of the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties may mutually agree. The date on which the closing actually occurs is referred to herein as the “Closing Date”.

5.2           Deliveries by the Buyers and the Company. Subject to the terms and conditions hereof, the Buyers and the Company shall deliver the following to Escrow on or before the Closing:

(a)           certificates, duly endorsed for transfer or accompanied by a duly executed blank stock power, in either case with medallion signature guarantees, and with evidence of payment of any applicable stamp or transfer taxes, representing all of the Shares;

(b)           certified resolutions of the Buyer’s board of directors authorizing the transactions contemplated by this Agreement;

(c)           the original corporate minute book of the Company, including the articles of incorporation, as amended, the bylaws, as amended, all minutes of the stockholders, board of directors, and committees thereof;

(d)           a list of common and preferred stockholders of the Company dated as of March 31, 2013 and provided on the date of Closing and certified by the Company’s transfer agent;

(f)           all accounting and other books, ledgers, accounts, and official and other records prepared and kept by the Company;

(g)           all SEC EDGAR codes for the Company, if any;

(h)           resolutions of the board of directors of the Issuer appointing Dane West and Maureen Smith as directors of the Company, effective as of the Closing;

(i)           resignations of all officers and directors of the Company, effective as of the Closing;

(j)           a letter of instruction to the Company’s transfer agent signed by Robert Knapp on behalf of the Company advising the transfer agent of the change of officers and directors contemplated by this Agreement;

(k)           a letter to the Company’s current certifying accountants signed by Robert Knapp on behalf of the Company advising the certifying accountants of the change of officers and directors contemplated by this Agreement;

(l)           evidence satisfactory to the Buyers that all Liabilities of the Company have been satisfied, compromised, or otherwise extinguished as of the Closing;

5.3           Actions or Deliveries by the Buyers. Subject to the terms and conditions hereof, the Buyers shall deliver the Purchase Price in accordance with Section 1.3.

5.4           Other Documents. The parties agree to execute and deliver on or before the Closing all other documents that are reasonably necessary or desirable in order to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

5.5           Expenses. Except as otherwise specifically provided herein, the Buyer and the Company, on one hand, and the Issuer, on the other hand, shall pay their own expenses, including, but not limited to, attorneys’, accountants’, financial advisors’ and brokers’ or finders’ fees, incurred in connection with the transactions contemplated hereby (“Expenses”). It is the express intention of the parties that the Buyers shall be personally, jointly, and severally responsible for all Expenses incurred by the Company, its Affiliates, or their respective agents in connection with the transactions contemplated hereby.

ARTICLE VI

TERMINATION

6.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual consent of the Issuer and the Buyers;

(b)           by either the Issuer or the Buyers if the Closing shall not have been consummated on or before May 22, 2013 (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement), which date may be extended by written agreement of the Issuer and the Buyer; or

(c)           by either the Issuer or the Buyers if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated hereby shall have been issued and shall have become final and non-appealable.

6.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VI, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, stockholders or agents, except that any such termination shall be without prejudice to the rights of any party hereto arising out of any breach by any other party of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1           Survival; Indemnity. The representations, warranties, covenants, and agreements of the parties contained in this Agreement, and the indemnification rights set forth in this Article VII, shall survive the Closing. Notwithstanding the foregoing, the representations and warranties of the parties shall only so survive until the third anniversary of the Closing Date; provided, however, that the representations and warranties contained in (A) Section 2.1(a), (b), (e) or (f) shall survive in perpetuity, and (B) Section 2.1(w), (z), or (aa) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (the period from the Closing Date to such applicable date is hereinafter referred to as the “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Article after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant, or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant, or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant, or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.

7.2           General Indemnification by the Buyers. The Buyers agree to indemnify the Issuer and its officers, directors, shareholders, employees, Affiliates, attorneys, accountants and agents (the “Issuer Parties”), and hold them harmless from and against any and all damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Issuer Damages”) incurred or suffered by the Issuer Parties as a result of any breach or inaccuracy of any representation, warranty, covenant, or agreement of any Buyer contained in this Agreement, or any certificate delivered by any Buyer pursuant to this Agreement.

7.3           Indemnification by Issuer. The Issuer agrees to indemnify the Buyers from and after the Closing and to hold the Buyers and its officers, directors, stockholders, employees, Affiliates, attorneys, accountants and agents (the “Buyer Parties”) harmless from and against any and all damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Buyer Damages”) incurred or suffered by the Buyer Parties arising out of any breach of any representation, warranty, covenant or agreement of the Issuer.

7.4           Indemnification Procedures

(a)           Notification of Claims. Upon any party (the “Indemnified Party”) becoming aware of a fact, condition, or event that constitutes a basis for a claim for Issuer Damages or Buyer Damages, as the case may be, in respect thereof against the other party (the “Indemnifying Party”) under Section 7.2 or 7.3, if such a claim is to be made, the Indemnified Party will with reasonable promptness and specificity notify the Indemnifying Party or Parties in writing of such fact, condition or event. The failure to notify the Indemnifying Party or Parties under this Section 7.4 shall not relieve any Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent that such failure to notify shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Indemnifying Party or Parties in connection with the administration or defense of such third-party claim.

(b)           Third-Party Claims.

(i)           Upon receipt by the Indemnifying Party or Parties of any notice of claim for indemnification hereunder arising from a third-party claim, the Indemnifying Party or Parties shall assume the administration and defense of such third-party claim with counsel that is reasonably satisfactory to the Indemnified Party and shall proceed with the administration and defense of such third-party claim diligently and in good faith; provided, however, that any Indemnifying Party shall be entitled to assume the administration and defense of such third-party claim only if it agrees in writing with the Indemnified Party that it is obligated to indemnify the Indemnified Party pursuant to this Article with respect to such third-party claim; and provided, further that no Indemnifying Party shall be entitled to assume the administration and defense of any third-party claim that (A) seeks an injunction or other equitable relief that might materially and adversely affect any Indemnified Party, or (B) involves any criminal action or any claim that could reasonably be expected to result in a criminal action against any Indemnified Party. Each party’s counsel in connection with this transaction shall be deemed to be reasonably satisfactory to the other party for purposes of this Section 7.4(b)(i). The Indemnified Party shall be fully consulted by the Indemnifying Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim. Any party hereto receiving notice of any proposed settlement of any such third-party claim shall promptly provide a copy of such notice to the other parties hereto. The Indemnifying Party or Parties shall not have the right to settle or compromise any third-party claim for which indemnification is being sought hereunder without the consent of the Indemnified Party unless as a result of such settlement or compromise the Indemnified Party is fully discharged and released from any and all liability with respect to such third-party claim. The Indemnified Party shall make available to the Indemnifying Party or Parties and its counsel all books, records, documents and other information relating to any third-party claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such third-party claim.

(ii)           Notwithstanding any other provision of this Agreement, if the Indemnified Party is not entitled to defend a third-party claim under Section 7.4(b)(i), the Indemnified Party shall have the absolute right, at its election (to be exercised in its sole discretion by written notice to the Indemnifying Party or Parties) to assume from the Indemnifying Party or Parties the administration and defense of any such third-party claim against the Indemnified Party with counsel that is reasonably satisfactory to the Indemnifying Party. In such event, the Indemnified Party shall proceed with the administration and defense of such third-party claim(s) diligently and in good faith, and the Indemnifying Party shall be fully consulted by the Indemnified Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim. The Indemnifying Party or Parties shall be responsible for the costs and expenses of the administration and defense of such claim(s) incurred prior to the Indemnified Party or Parties’ assumption of the administration and defense of such claim(s) and shall not be responsible for costs and expenses incurred after such assumption, and the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim(s) at the sole cost and expense of the Indemnifying Party.

ARTICLE VIII

DEFINITIONS

8.1           Certain Definitions. For purposes of this Agreement, the following terms and phrases shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

“Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of Arizona are authorized by law, regulation or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or unwritten) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA Affiliate, which are now, or were within the past six years, maintained by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or could have any obligation or liability, whether actual or contingent (and including, without limitation, any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Environmental Law” shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. § 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended, the New York Navigation Law, as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 6901 et seq., as amended.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any Governmental Authority or any other Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States.

“Governmental Authority” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos-containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Laws.

“Knowledge of the Company” shall mean the actual knowledge of Robert Knapp upon due inquiry.

“Laws” shall mean all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any governmental entity.

“Liabilities” shall mean any liability or obligation, including without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Liens” shall mean any security interest, mortgage, lien, charge, claims, option and encumbrance.

“Material Adverse Effect” used in connection with a party shall mean any event, change or effect that is or is reasonably likely to become materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, if any, on a consolidated basis.

“Pension Plan” shall mean any qualified or non-qualified Employee Pension Benefit Plan (including, any Multiemployer Plan), as such term is defined in Section 3(2) of ERISA.

“Person” shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental entity of any kind.

“Blue Sky Filings” shall mean all reports, disclosure statements, information statements, registration statements, or other documents filed, or required to be filed, by the Company with State securities authorities, and shall include, but not be limited to, all Company Information and Disclosure Statements, as amended or supplemented from time to time, filed by the Company with State securities authorities.

“Pre-Closing Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by the Company pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company or other entity which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, the general managers or other persons performing similar functions, are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Welfare Plan” shall mean any Employee Welfare Benefit Plan; as such term is defined in Section 3(1) of ERISA.

8.2           Other Defined Terms. Each of the following terms has the meaning assigned to it in the Section indicated:

Term	Section
Agreement	First Paragraph
Ancillary Documents	2.1(a)
Balance Sheet Date	2.1(n)
CERCLA	2.1(r)
Closing	5.1
Closing Date	5.1
Company	First Paragraph
Evaluation Date	2.1(l)
Expenses	5.5
Financial Statements	2.1(j)
Indemnified Party	7.4(a)
Indemnified Plans	7.2(b)
Indemnifying Party	7.4(a)
IRS	2.1(v)
Material Agreements	2.1(o)
Organizational Documents	2.1(e)
PBGC	2.1(v)
Proprietary Rights	2.1(n)
Purchase Price	1.2
Issuer	First Paragraph
Issuer Damages	7.2
Issuer Parties	7.2
Real Property	2.1(n)
Receivables	2.1(l)
Related Party	2.1(s)
Buyer	First Paragraph
Buyer Damages	7.3
Buyer Parties	7.3
Shares	Recitals
Survival Period	7.1
Tax Returns	2.1(u)

ARTICLE IX

MISCELLANEOUS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, as follows:

(a)           If to RegalWorks Media Inc., then:
Dane West
20862 Isherwood Terrace, Suite 201
Ashburn, Virginia 20147
Facsimile: (703) 935-8412

(b)           If to the Company, then:

Before the Closing:
Robert Knapp
c/o The Quick Law Group, LLP
1035 W. Pearl Street, Suite 403
Boulder, Colorado 80302
Facsimile: (303) 845-7315

After the Closing:
J. Holt Smith, Esq.
Smith & Associates
415 Stunt Road
Calabasas, California 91302
Facsimile: (818) 222-6672

(c)           If to the Buyers, then:
Dane West
20862 Isherwood Terrace, Suite 201
Ashburn, Virginia 20147
Facsimile: (703) 935-8412

or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

9.2           Amendments and Waivers. This Agreement may not be amended, modified, or supplemented except by written agreement of the parties hereto. No waiver by any party of any noncompliance, default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent noncompliance, default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.3           Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article,” “Section,” “Exhibit,” or “Schedule” shall refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement. In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one, but the broadest one, of such materiality qualification applied to it. Any due diligence review, audit, or other investigation or inquiry undertaken or performed by or on behalf of a party shall not limit, qualify, modify or amend the representations, warranties, or covenants of, or indemnities made by any other party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating party and consummation of the transactions contemplated herein by a party shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty, or covenant or of any other party’s rights and remedies with regard thereto.

9.4           Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successor, heirs, legatees, distributes, and assigns.

9.5           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature.

9.6           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.7           Governing Law; Venue; Jurisdiction. The laws of the State of Arizona (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto. This Agreement shall be enforceable in any court of competent jurisdiction. In furtherance of and not in limitation of the foregoing, the parties hereto (i) agree and consent to the personal jurisdiction and venue of the state and Federal courts sitting in Maricopa County, Arizona in any action or proceeding arising out of or connected in any way with this Agreement, (ii) irrevocably waive, to the fullest extent permitted by law, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iii) agree that service of process in any such action or proceeding will be sufficient if sent by certified mail, return receipt requested, to applicable address set forth above, and that such service shall constitute “personal service,” and further agree to the invocation of said jurisdiction by service of process in any other manner authorized by law.

9.8           Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law.

9.9           Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein and which form a part hereof) and the Ancillary Documents constitute the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof except for a confidentiality agreement by and among the parties hereto, if any.

9.10         Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated herein and made a part hereof for all purposes.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the parties hereto on the date first above written.

RWMI:

REGALWORKS MEDIA, INC.

By:  /s/ Dane B. West
Name: Dane B. West
Title: President and CEO

COMPANY:

AMERELITE SOLUTIONS, INC.

By:  /s/ Robert L. Knapp
                                Name: Robert L. Knapp
                                Title: CEO/CFO

BUYERS:

SEE BUYER SIGNATURE PAGE

ESCROW HOLDER:

THE QUICK LAW GROUP, LLP

By:  /s/ Jeff Quick, Esq.
Jeff Quick, Esq.
Managing Partner

BUYER SIGNATURE PAGE

BUYERS:	Number of RWMI shares issued	Number of AMRX shares to be exchanged
Omitted pursuant to Item 601b.2 of Regulation S-K

A complete list of Buyer’s Shareholders and their signatures will be delivered by facsimile, email, or Power of Attorney at or about the closing of the transaction:

Omitted pursuant to Item 601b.2 of Regulation S-K

Schedule 2.1(e)(i)

Jurisdictions of Business

1.	Arizona
2.	Nevada

Schedule 2.1(e)(ii)

Certificates of Incorporation and Bylaws of the Company

See attached and by reference to the Company’s SEC filings on EDGAR.

Schedule 2.1(f)(i)

Stockholder List

See certified Transfer Agent shareholder listing as of March 31, 2013. No changes have occurred since that date.

Schedule 2.1(f)(iii)

Outstanding Share Rights

NONE.

Schedule 2.1(j)(iii)(B)

Off-balance Sheet Arrangements

NONE.

The Exchange Act requires issuers to comply with the following disclosure requirements:

1.	Off-balance sheet arrangements.

i.
In a separately-captioned section, discuss the registrant's off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. The disclosure shall include the items specified in paragraphs (a)(4)(i)(A), (B), (C) and (D) of this Item to the extent necessary to an understanding of such arrangements and effect and shall also include such other information that the registrant believes is necessary for such an understanding.

A.	The nature and business purpose to the registrant of such off-balance sheet arrangements;

B.	The importance to the registrant of such off-balance sheet arrangements in respect of its liquidity, capital resources, market risk support, credit risk support or other benefits;

C.
The amounts of revenues, expenses and cash flows of the registrant arising from such arrangements; the nature and amounts of any interests retained, securities issued and other indebtedness incurred by the registrant in connection with such arrangements; and the nature and amounts of any other obligations or liabilities (including contingent obligations or liabilities) of the registrant arising from such arrangements that are or are reasonably likely to become material and the triggering events or circumstances that could cause them to arise; and

D.
Any known event, demand, commitment, trend or uncertainty that will result in or is reasonably likely to result in the termination, or material reduction in availability to the registrant, of its off-balance sheet arrangements that provide material benefits to it, and the course of action that the registrant has taken or proposes to take in response to any such circumstances.

ii.
As used in this paragraph (a)(4), the term off-balance sheet arrangement means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the registrant is a party, under which the registrant has:

A.
Any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) ("FIN 45"), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;

B.	A retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

C.
Any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the registrant's own stock and classified in stockholders' equity in the registrant's statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or

D.
Any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the registrant, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the registrant.

Schedule 2.1(k)

Material Changes

NONE.

Schedule 2.1(n)

Additional Liabilities

NONE.

Schedule 2.1(o)

Ordinary Course of Business

Since the Balance Sheet Date, December 31, 2012, (PCAOB audited financials), the Company has operated in the ordinary course of business. Furthermore, since March 31, 2013 (PCAOB reviewed financials) there have been no major changes.

Schedule 2.1(p)

Schedule of Assets

The Company owns the rights to the proprietary product Collamin_G® and the associated trademarks for Collamin_G® and Serum_G®.

The Company upon completion of the Transaction contemplated by this Agreement will sell, convey all of its rights and all trademark registration (Collamin_G® and Serum_G®) related to the Collesence Premium skin care line of products for satisfaction of a recorded accounts payable in the amount of $20,000.00.

Schedule 2.1(q)

Accounts, Notes Receivable and Payable (Subject to limited change)

Omitted pursuant to Item 601b.2 of Regulation S-K

Schedule 2.1(r)

Real Property

NONE.

Schedule 2.1(s)(ii)

Trademarks, Tradenames, Service Marks, and Domain Names

1.	Collamin_G®
2.	Serum_G®

Schedule 2.1(s)(iii)

Royalty or License Fees

NONE.

Schedule 2.1(t)(i)

Material Agreements

NONE.

Schedule 2.1(u)

Litigation

NONE.

Schedule 2.1(v)

Licenses, Permits and Authorizations

1.	Nevada State Business License [See Schedule 2.1 (e)(ii)]

Schedule 2.1(w)

Environmental Matters

To the Company’s knowledge, the Company has not violated any environmental laws.

Schedule 2.1(x)

Related Party Transactions

NONE.

Schedule 2.1(y)(i)

Insurance Plans

NONE.

Schedule 2.1(aa)(i)

Employee Benefit Plans

NONE.

Schedule 2.1(bb)(i)

Employee Matters

Robert Knapp is an officer, director and employee of the Company as of the effective date of this Agreement. Mr. Knapp shall resign from his positions with the Company as of the Closing.

Courtney Knapp is a director of the Company as of the effective date of this Agreement. Ms. Knapp shall resign from her position with the Company as of the Closing.

Schedule 2.1(cc)

Bank Accounts

Omitted pursuant to Item 601b.2 of Regulation S-K

Schedule 2.1(mm)

Transfer Agent

First American Stock Transfer, Inc.
4747 N. 7th St., Suite 170
Phoenix, AZ 85014
Phone: 602 485 1346
FAX: 602 788 0423

Schedule 2.2(f)

Ownership of Shares

Name and Address of Beneficial Owner	Amount of Common Stock Shares	Percentage of Class
Ameritech International Corp. 23233 N Pima Rd Scottsdale, AZ 85255	1,870,000 shares	8.156%
Cavalier Products Courtney Knapp, President 4411 Umatilla Denver, CO 80211	6,576,667 shares	28.683%
Cinnabar Group Inc. Courtney Knapp, President 4411 Umatilla Denver, CO 80211	5,033,334 shares	21.952%
GR Hanby Co., Inc. Stephanie Knapp, President 8110 E. Williams Dr. Scottsdale, AZ 85255	766,850 shares	3.344%
Stephanie Knapp 8110 E. Williams Dr. Scottsdale, AZ 85255	600,000 shares	2.617%
Robert L. Knapp 3122 W. Clarendon Phoenix, AZ 85017	33,150 shares	0.144%
Oakpoint Distributors Nancy vonBargen, President 13500 Edmonthorpe Midlothian, VA 23113	1,300,500 shares	5.672%
Nancy vonBargen 13500 Edmonthorpe Midlothian, VA 23113	794,100 shares	3.464%
Total Common Stock Shares	16,974,601	74.032%

Notes to the table:

1)
Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned.

2)
This table is based upon information obtained from our stock records. We believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Robert Knapp President, CEO, Director and Courtney Knapp, Director are both promoters and control persons of the Company within the meaning of the rules promulgated under the Securities Act 1933, as amended, by virtue of their respective share ownership, their ability to influence the activities of the company and their respective positions of Director/President/CEO and Director of the company. Robert Knapp and Courtney Knapp are brother and sister.

3)	Robert Knapp, President/CEO, Director owns 33,150 shares of common stock. Mr. Knapp has no influence or control over his siblings’ financial affairs or business interests.

4)
Courtney Knapp, Director, owns no shares of common stock and no shares of Series A Preferred Stock. Ms. Knapp owns a controlling interest in two non-public companies, Cavalier Products and Cinnabar Group, that both own shares in AmerElite Solutions. Cavalier Products owns 6,576,667 shares of common stock of the Company. Cinnabar Group owns 5,033,334 shares of common stock of the Company. Ms. Knapp has no influence or control over her siblings’ financial affairs or business interests.

5)
G.R. Hanby Co, Inc. owns 766,850 shares of common stock. Ms. Stephanie Knapp owns a controlling interest in G.R. Hanby. Stephanie Knapp owns no shares of common stock and no shares of Series A Preferred Stock. Ms. Knapp has two minor children, Nicholas Knapp-Gutierrez and Skylar Knapp-Gutierrez. Each child owns 300,000 shares of common stock of the company for which Ms. Knapp has custodial control. Ms. Knapp is the sister of both Robert Knapp and Courtney Knapp. Ms. Stephanie Knapp has no influence or control over her siblings’ financial affairs or business interests.

6)
Nancy vonBargen owns 794,100 shares of common stock. Ms. vonBargen owns a controlling interest in a non-public company, Oakpoint Distributors. Oakpoint Distributors owns 1,300,500 shares of common stock of the company. Ms. vonBargen is an aunt to Robert Knapp, Courtney Knapp, and Stephanie Knapp. Ms. vonBargen has no influence or control over her nephew or nieces’ financial affairs or business interests.

7)
Ameritech International owns 1,870,000 shares of common stock. Ameritech is a non-public company controlled by James L. Knapp. Mr. Knapp is the father of Robert Knapp, Courtney Knapp, and Stephanie Knapp. Mr. Knapp has no influence or control over his children’s and other family members’ financial affairs or business interests.

Schedule 4.1

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT dated as of May 7, 2013 (this “Agreement”) is by and between RegalWorks Media, Inc., a Nevada corporation (“RWMI”), and AmerElite Solutions, Inc., (“AMRX”) a Nevada Corporation. RWMI and AMRX are collectively referred to herein as the “Parties”.

WHEREAS, the respective boards of directors of each of RWMI and AMRX have approved the acquisition of RWMI by AMRX (the “Acquisition”) upon the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, it is intended that, for federal income tax purposes, the Acquisition shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, RWMI and AMRX desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, AMRX desires to acquire 100% of the equity of RWMI.

NOW, THEREFORE, the Boards of Directors of AMRX and RWMI deem it advisable and in their best interests that the members of RWMI acquire an initial 80% controlling interest in the securities of AMRX, and AMRX acquire a 100% controlling interest in the securities of RWMI, in accordance with the terms and conditions of this Reorganization Agreement.

1. Pre-Closing Actions of AMRX. Either prior to or immediately upon execution of this Agreement and prior to any Closing as set forth herein; AMRX shall undertake the following actions:

(a) The Board of Directors of AMRX shall unanimously approve and deliver to the Quick Law Group in tandem escrow resolutions ("Escrow") with respect to (a) approving the transactions set forth herein (the “Transactions”); (b) increasing or directing the size of the Board of Directors to be five members; (c) electing two persons designated by RWMI to the Board of Directors; (d) electing one person designated by Robert Knapp to the Board of Directors; and (e) approving a name change of the corporation to RegalWorks Media, Inc.;

(b) AMRX shall prepare and deliver to counsel of RWMI for review a Form 8-K filing which reflects the transactions contemplated by this Agreement, as required to be filed with the Securities and Exchange Commission (the “Commission”) on the Closing Date (defined below);

(c) AMRX shall complete a reverse split of its common stock or cancel or cause to be cancelled a total of 67,021,688 shares of its common stock and no shares of preferred stock such that at Closing there shall be a total of 2,800,000 shares of common stock issued and outstanding. As part of the total shares issued and outstanding, AMRX will cancel shares of both common and preferred stock as well as negotiate the conversion of certain debt into common stock of AMRX at a previously disclosed price of $0.005 per share (pre-reverse) effectively increasing the number of shares of AMRX by approximately 47,000,000 shares pre-reverse stock split or cancellation;

(d) AMRX shall issue and deliver to the Quick Law Group as Escrow (the “Escrow Agent”) for a total of 11,200,000 shares of common stock of AMRX (which at the time of Closing will reflect at least 80% of the fully diluted issued and outstanding common stock of AMRX) for delivery to the shareholders of RWMI at Closing (the "Escrowed AMRX Shares"). AMRX and its board of directors shall issue and deliver to the Escrow Agent a Certificate of Designation for a Series B class of preferred stock for 5,600,000 shares, each of which shall be entitled to two votes per share (the “Escrowed AMRX Preferred Shares”) and shall be convertible into two shares of common stock at the right of the holder. The Escrowed AMRX Preferred Shares shall be held in Escrow until at such time the following conditions have been met for full payment of the shares by RWMI.

(i) RWMI and its management shall execute and submit an acquisition strategy within the media/entertainment industry and to further build shareholder value to the Board of Directors. Based on the provisions below, RWMI shareholders shall have the opportunity to earn-out additional shares (or the release of the AMRX Preferred Shares from Escrow) as certain performance and valuation milestones are met. The parties set forth the structure of the release of the AMRX Preferred Shares from Escrow in a manner that qualifies as a tax-free exchange under the Code.

(ii) If AMRX achieves one or more of the following milestones within the first twelve (12) months from the “closing,” the RWMI shareholders shall have released from Escrow one share of preferred stock (Escrowed AMRX Preferred Shares) for every four shares of common stock (or the AMRX Escrowed Shares) issued at Closing, or 2,800,000 shares, thereby increasing RWMI fully diluted shareholder ownership from 11,200,000 shares of common stock to 16,800,000 shares of common stock on fully diluted basis.

•
Aggregate market value of AMRX is greater than or equal to $20.0 million, computed using the voting and non-voting common and preferred equity held by both affiliates and non-affiliates (‘fully diluted”) for a period of 60 consecutive trading days, determined using the fully diluted shares of the post-reorganization AMRX multiplied by the closing stock price for each day or the use of the volume weighted average price (“VWAP”) if the aggregate market value falls below $20.0 million for a period of 5 days or less; or

•
The AMRX’s share price is greater than or equal to 200% of the lower of $0.50 per share (based on a 25 for 1 reverse stock split) or AMRX’s volume weighted average price for the initial 20 trading days post ‘Closing’ or completion of the Transaction for a period of not less than 60 consecutive trading days; or

•	The completion of a capital raise or financing of at least $5 million.

(iii) If AMRX achieves one or more of the following milestones within twelve (12) months from the “closing”, RWMI shareholders shall have released from Escrow one share of preferred stock (Escrowed AMRX Preferred Shares) for every four shares of common stock (or the AMRX Escrowed Shares) issued at Closing, or 2,800,000 shares, thereby increasing RWMI fully diluted shareholder ownership from 16,800,000 shares of common stock to 22,400,000 shares of common stock on fully diluted basis (assuming the milestones referred to above in (ii) have been achieved).

•
Aggregate market value of AMRX is greater than or equal to $30.0 million, computed using the voting and non-voting common and preferred equity held by both affiliates and non-affiliates (‘fully diluted”) for a period of 60 consecutive trading days, determined using the fully diluted shares of the AMRX multiplied by the closing stock price for each day or the use of the volume weighted average price if the aggregate market value falls below for a period of 5 days or less; or

•
The AMRX’s share price is greater than or equal to 300% of the lower of $0.50 per share (based on a 25 for 1 reverse stock split) or AMRX’s volume weighted average price for the initial 20 trading days post ‘Closing’ or completion of the Transaction for a period of not less than 60 consecutive trading days; or

•	The completion of a capital raise or financing of at least $10 million.

(iii) In the event AMRX does not achieve any one of the following actions set to expire 180 days from the Closing date an adjustment shall be made by AMRX to the number of shares held by the pre-RWMI AMRX shareholder base as identified in paragraph (c) above - (x) the aforementioned 2,800,000 shares of common stock held by the pre-RWMI AMRX shareholders collectively hold shares that have a market value that is greater than or equal to $1.4 million based upon a 20-day VWAP during that 180 days; or (xx) the post-Closing AMRX completes a capital raise or financing of $1 million or more within 60 days from the Closing date; or (xxx) the post-Closing AMRX completes a capital raise or financing or completes an acquisition with a value more than $2 million. If neither (x), (xx) or (xxx) are achieved then AMRX shall compensate the pre-RWMI AMRX shareholders the delta between $1.4 million and the market value as determined by the 20-day VWAP of AMRX’s common stock 180 days from the Closing date.

(e) AMRX will deliver letters of resignation of AMRX’s current officers and directors to be effective at the Closing Date.

(f) AMRX shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

2. Pre-Closing Actions of RWMI. Immediately upon execution of this Agreement and prior to Closing as set forth herein, RWMI shall undertake the following actions:

(a) RWMI shall cause its Board of Directors to execute and deliver resolutions approving the Transactions set forth herein;

(b) RWMI shall deliver to the Quick Law Group as Escrow (the “Escrow Agent”) common stock which represents 100% of the equity of RWMI, for delivery to AMRX at Closing (the "Escrowed RWMI Shares");

(c) RWMI shall complete and deliver to AMRX a completed package of its financial statements and footnotes (pro-forma), including any interim or other financial statements required for inclusion in the Form 8-K filing to be completed at Closing, (the “RWMI Financial Statements”); and

(d) RWMI shall cooperate with its reasonable best efforts to assist AMRX to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

3. Conditions to Closing. The parties' obligation to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a) the representations and warranties of RWMI as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of RWMI shall have occurred;

(b) the representations and warranties of AMRX as set forth in Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of AMRX shall have occurred;

(c) all the documents necessary to be filed with local, state and federal authorities are prepared;

(d) AMRX shall provide board resolutions and any other approval required to complete the board election and the name change; and

(e) AMRX shall retain and maintain its good standing as a public company quoted on the OTCBB under the symbol "AMRX" and continue to be eligible for trading with the Depository Trading Corporation.

4.	At Closing.

(a) At Closing, the Quick Law Group shall release from Escrow letters of resignation and AMRX Board Resolutions effectuating the election of three new members of the Board of Directors;

(b) At Closing, the Quick Law Group shall deliver the Escrowed AMRX Shares to RWMI for delivery to members of RWMI;

(c) At Closing, the Quick Law Group shall deliver the Escrowed AMRX Preferred Shares to RWMI designated Preferred Shares Escrow Agent;

(d) At Closing, the Quick Law Group shall deliver the Escrowed RWMI Shares to AMRX;

(e) At Closing, the existing officers of AMRX shall resign and be replaced by officers duly elected and appointed by the new Board of Directors; and

(f) Immediately following Closing, AMRX shall file a Form 8-K required for public disclosure of the transactions contemplated by this Agreement.

5. Timing of Closing. The Closing is anticipated to occur simultaneously with the signing of this Agreement, occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The Closing Date shall occur upon the execution of this Agreement along with the completion of the amendment to the Articles of Incorporation, unless Escrow Agent receives instructions otherwise from the parties or notice from a party that the conditions set forth herein have not occurred. In the event Closing does not occur within 15 days of the execution of this Agreement, or such later date as the Parties may agree (i) the Escrow Agent shall return the Escrowed RWMI Shares to RWMI and (ii) the Escrow Agent shall return the Escrowed AMRX Shares and the Escrowed AMRX Preferred Shares to AMRX.

6. Representations of RWMI. Except as set forth in the RWMI Financial Statements delivered as set forth in Section 2(c) above, RWMI represents and warrants as follows:

(a) Ownership of Shares. As of the Closing Date, AMRX will become the record and beneficial owner of the Escrowed RWMI Shares. The Escrowed RWMI Shares will be free from claims, Liens or other encumbrances, except as provided under applicable federal and state securities laws. The Escrowed RWMI Shares shall reflect 100% of the ownership equity of RWMI;

(b) Fully paid and Nonassessable. The Escrowed RWMI Shares constitute duly and validly issued ownership interests of RWMI, and are fully paid and nonassessable, and RWMI further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c) Organization of RWMI; Authorization. RWMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of RWMI; enforceable against it in accordance with its terms. Except as set forth on Schedule 6(c), RWMI has no subsidiaries;

(d) Capitalization. As of the Closing Date, RWMI has a total of 11,200 shares of common stock issued and outstanding. All of the issued and outstanding equity of RWMI are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of any of RWMI obligating such entity to issue any additional shares of common or preferred stock, any ownership interest or any of its securities of any kind;

(e) No Conflict as to RWMI. Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Escrowed RWMI Shares will (a) violate any provision of the shareholder agreement or by-laws (or other governing instrument) of RWMI or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of RWMI under, any material agreement or commitment to which RWMI is a party or by which its property or assets is bound, or to which any of the property or assets of RWMI is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to RWMI except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of RWMI;

(f) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by RWMI in connection with the execution, delivery and performance of this Agreement by RWMI or the consummation of the sale of the Escrowed RWMI Shares;

(g) Other Consents. No consent of any person is required to be obtained by RWMI to the execution, delivery and performance of this Agreement or the consummation of the sale of the Escrowed RWMI Shares, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of RWMI as a whole;

(h) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental body pending or threatened in writing against or involving RWMI which is likely to have a material adverse effect on the business or financial condition of RWMI as a whole, or which questions or challenges the validity of this Agreement. RWMI is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of RWMI as a whole;

(i)	Absence of Certain Changes. RWMI has not:

1. suffered the damage or destruction of any of its properties or assets, financial condition, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. other than the RWMI Escrowed Shares, issued or sold any equity or other securities, acquired, directly or indirectly, by redemption or otherwise, any such equity, reclassified, split-up or otherwise changed any such equity security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new subsidiary or acquired any equity securities of any person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money, other than with respect to providing funds for this transaction and obtaining general working capital;

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. sold, transferred or otherwise disposed of any material assets, including without limitation technology and intangible assets;

11. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan).

(j) Compliance with Law. The operations of RWMI have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of RWMI as a whole. RWMI has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. RWMI has all material licenses, permits, orders or approvals from the governmental bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened; and

(k) Title to Properties. RWMI owns all the material properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the RWMI Financial Statements. All properties and assets, including without limitation technology and intangible assets, are free and clear of all material encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the RWMI Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such financial statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of RWMI as a whole and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of RWMI include all rights, properties and other assets necessary to permit RWMI to conduct business in all material respects in the same manner as it is conducted on the date of this Agreement.

7. Representations of AMRX. AMRX for its respective rights and interests represents and warrants as follows:

(a) Organization; Authorization. AMRX is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of AMRX and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms. AMRX has no subsidiaries;

(b) Capitalization. The authorized capital stock of AMRX consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001, authorized. As of the date of this Agreement, AMRX has 22,821,688 shares of common stock issued and outstanding (not reflecting the proposed reverse stock split, share cancelations or debt conversions contemplated hereby) and no shares of preferred stock issued and outstanding. As of the Closing Date, AMRX shall have no more than 2,800,000 shares of common stock outstanding (pursuant to a proposed 25:1 reverse stock split, not including the AMRX Escrowed Shares, or the 5,600,000 AMRX Escrowed Preferred Shares contemplated by this Agreement). No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of AMRX are validly issued, fully paid and non-assessable and, there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of AMRX obligating any of AMRX to issue any additional shares of common or preferred stock or any of its securities of any kind, except for such shares or securities called for in this Agreement. The Common Stock of AMRX is presently quoted or allowed to be quoted on the over-the-counter bulletin board under the symbol “AMRX”. AMRX is current in all of its required filings with the US Securities and Exchange Commission;

(c) No Conflict as to AMRX and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of AMRX or any of its subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of any of AMRX or any of its subsidiaries under, any material agreement or commitment to which any of AMRX, any of its subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of any of AMRX or any of its subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to AMRX or any of its subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause 6(k) of this Agreement for such matters which are not likely to have a material adverse effect on the business or financial condition of AMRX and its subsidiaries, taken as a whole;

(d) Consent and Approval of Governmental Authorities. Except with respect to various Form 8-K filings with the Commission, as well as a Form 14-C Information Statement authorizing the board of directors to complete a reverse or forward stock split, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by AMRX in connection with the execution, delivery and performance of this Agreement by AMRX or the consummation of the transactions contemplated herein;

(e) Other Consents. No consent of any person is required to be obtained by AMRX to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of AMRX;

(f) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental body pending or threatened in writing against or involving AMRX or any of its subsidiaries which is likely to have a material adverse effect on the business or financial condition of AMRX and any of its subsidiaries, taken as whole, or which would require a payment by AMRX or its subsidiaries in excess of $10,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither AMRX nor any or its subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of AMRX or any of its subsidiaries, taken as a whole, or which would require a payment by AMRX or its subsidiaries in excess of $10,000 in the aggregate;

(g) Absence of Certain Changes. Neither AMRX nor any of its subsidiaries has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of AMRX and its subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. except with respect to a proposed amendment to complete a reverse stock split, add a class of authorized preferred stock, and subsequently an amendment to change the name of the corporation, made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

6. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

9. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

10. written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

11. entered into any collective bargaining or union contract or agreement; or

12. other than the ordinary course of business incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of AMRX and their subsidiaries taken as a whole.

(h) Compliance with Law. The operations of AMRX and its subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of AMRX and its subsidiaries, taken as a whole, or which would not require a payment by AMRX or its subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither AMRX nor any of its subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. AMRX and its subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

8. Noncircumvention. It is understood that in connection with the transactions contemplated hereby, RWMI has been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans. In connection therewith, AMRX will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by RWMI, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by RWMI, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent RWMI, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

9. No Solicitations. From and after the date of this Agreement until the Closing Date or termination of this Agreement pursuant, neither AMRX nor RWMI will nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

10. Notices. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to RWMI:
Dane B. West 20862 Isherwood Terrace, Suite 201 Ashburn, Virginia 20147
Telephone: 703-220-9977
Facsimile: 703-935-8412

With a copy to: J. Holt Smith

Attn: J. Holt Smith, Esq. Smith & Associates 415 Stunt Road Calabasas, California 92302
Telephone: 310-384-1886
Facsimile: 818-222-6672

With a copy to: Dane B. West

If to AMRX:
Robert L. Knapp 3122 W. Clarendon Avenue Phoenix, Arizona 85017
With a copy to: Jeffrey Quick

Attn: Jeffrey Quick, Esq. Quick Law Group, LLP 1035 W. Pearl Street Suite 43 Boulder, Colorado 80302
Telephone: (720) 259-3395
Facsimile: (303) 845-7315
With a copy to: Robert L. Knapp

11. Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

12. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona, and the parties submit to the exclusive jurisdiction of the courts of Arizona in respect of all disputes arising hereunder.

13. Counterparts. This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

14. Confidential Information. Each of RWMI and AMRX hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other’s business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively “Confidential Information”). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party’s agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this Agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.

15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

16. Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear the cost of its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

17. Attorney’s Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

18. Finders. RWMI and AMRX represent and warrant that there are no finders or other parties which have represented RWMI or AMRX in connection with this transaction which have not received appropriate compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:	RegalWorks Media, Inc.
a Nevada corporation

By: /s/ Dane B. West
Dane B. West
Chief Executive Officer

For and on behalf of:	AmerElite Solutions, Inc.
a Nevada corporation

By: /s/ Robert L. Knapp
Robert L. Knapp